UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 12, 2011 (September 30, 2011)

ANTS SOFTWARE INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1031-F Cambridge Square, Alpharetta, GA	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On September 30, 2011, the registrant entered into a Subscription Agreement with Constantin Zdarsky pursuant to which it sold to Mr. Zdarsky a convertible promissory note in the initial principal face amount of $340,000 (the “Note”) and a warrant to purchase up to 3,400,000 shares of the registrant’s common stock at a purchase price of $0.12 per share which warrant expires on September 26, 2013.  This transaction closed on Monday, October 3, 2011.

The Note is convertible at any time upon election of the holder into shares of the registrant’s common stock, at a conversion price of $0.10 per share, and matures on that date on which both (i) a binding agreement has been signed by and between the Company and an acquirer of substantially all of the Company’s assets and (ii) the Company receives from such Acquirer a deposit, prepayment, breakup fee, or similar consideration, in an amount not less than the initial principal amount of the Note (both events being the “Condition”).  The Note also provides that, in the event that the Condition has not occurred prior to December 31, 2011, the principal amount shall be due and payable on September 26, 2012 and, only in such event, the Note shall bear simple interest at ten percent (10%) per annum, which interest shall be due and payable on the Maturity Date.  The Note is prepayable on not less than ten day’s written notice.

The sales of these securities were made in reliance upon Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and such securities have not been registered and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This current report is neither an offer to sell, nor a solicitation of offers to purchase, securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: October 12, 2011	By:	/s/ Joe Kozak
Joe Kozak, Chief Executive Officer